News Release

Mattson Technology Contact Lauren Vu Mattson Technology, Inc. tel 510-492-6518 fax 510-492-2800 lauren.vu@mattson.com

MATTSON TECHNOLOGY ANNOUNCES PLANNED RETIREMENT OF
CHIEF FINANCIAL OFFICER LUDGER VIEFHUES

William I. Turner to Transition to Next CFO

FREMONT, Calif. - July 26, 2006 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that Chief Financial Officer (CFO) Ludger H. Viefhues, 64, plans to retire at the end of this year. William I. Turner, 50, who currently serves on Mattson's Board of Directors, will join the company in late August 2006 and succeed Viefhues as CFO, effective January 1, 2007. In the interim months, Viefhues and Turner will work together to ensure a smooth transition.

Viefhues has served as Mattson's CFO since December 2000 and has been responsible for the strategic development and management of all financial and investor relations programs for the company.

"Ludger has been instrumental in the company's turnaround and implementing Mattson's current strategic direction, as well as building a strong financial foundation and enhancing our relationship with the investor community," said David L. Dutton, chief executive officer (CEO) of Mattson Technology. "He will continue to be a key member of the executive team and lead his organization through an orderly transition at year-end. The Board, the Mattson team and I all want to thank Ludger for his contributions to the company over the past five years and wish him and his family the very best in his retirement."

"I have really enjoyed working with the talented team at Mattson and am proud of the major milestones we achieved over the last five years," said Viefhues. "My main focus in the next five months will be contributing to our continued growth while working with Bill to manage a seamless succession process. I am confident in Mattson's technologies, growth strategies and continued success, and I am convinced that the best is yet to come."

Turner has served on Mattson's Board of Directors since November 2002. He also served as chairman of Mattson's Audit Committee, overseeing the company's improvements in infrastructure and compliance with Sarbanes-Oxley requirements. Turner recently resigned from his Audit Committee position in preparation for his transition to the CFO role, and he will also resign from Mattson's Board prior to officially assuming the office of CFO. The Board plans to conduct a search for an additional member.

"Bill is a great fit at Mattson, and we are pleased to have him join Mattson to lead our strategic financial initiatives," said Dutton. "His strong credentials, his semiconductor industry experience and his deep knowledge of Mattson's business have already resulted in valuable contributions to our financial team. We are confident that Bill will drive our unrelenting focus on building value for Mattson stakeholders and continue to build upon the strong financial performance and infrastructure established under Ludger's leadership."

Turner's career spanned more than 13 years at KLA-Tencor Corporation, where he held key management positions in their finance group, most recently serving as vice president of finance. He earned his undergraduate degree in economics from Princeton University and holds an MBA from Stanford University Graduate School of Business.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

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